For Immediate release:

Contact: Carlo Bertolini
Republic Airways Holdings
Tel. (317) 484-6069

Republic Airways Completes Acquisition of Frontier Airlines

Indianapolis (Oct. 1, 2009) – Republic Airways Holdings (NASDAQ/NM: RJET) today announced that it has completed its acquisition of Denver-based Frontier Airlines Holdings. Republic, which was the sponsor of Frontier’s plan of reorganization, acquired 100% of the equity in the reorganized company for $108.75 million via an auction process in Frontier’s Chapter 11 bankruptcy case.

With the close of the transaction, Frontier joins Chautauqua Airlines, Midwest Airlines, Mokulele Airlines, Republic Airlines and Shuttle America as a subsidiary of Republic Airways Holdings.

On July 31, Republic completed its acquisition of Milwaukee-based Midwest Airlines. Republic plans to continue both the Frontier and Midwest brands while leveraging their unique strengths across the combined network.

“We welcome Frontier into the Republic Airways family,” said Bryan Bedford, Chairman, President and CEO of Republic.  “We thank the employees of Frontier for their hard work and the customers of Frontier for their continued loyalty. Frontier’s successful exit from Chapter 11 closes a difficult chapter in its history and allows us to move forward together to capitalize on the many opportunities to make two excellent brands even stronger.”

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Lynx Aviation, Midwest Airlines, Mokulele Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on approximately 1,800 flights daily to 126 cities in 47 states, Canada, Mexico and Costa Rica under branded operations at Frontier, Midwest and Mokulele, and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ over 11,000 aviation professionals and operate 294 aircraft

In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways  as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

###